Exhibit 99

Press Release Dated November 26, 2002

[LOGO TO COME HERE]

News Release

November 26, 2002

For More Information Contact:
John J. Griffith
Investor Relations Director
(402) 514-5336

Commercial Federal Trust Preferred Securities to be

Redeemed December 31

OMAHA, Nebraska — Commercial Federal Corporation today announced that it would redeem the CFC Preferred Trust Securities (NYSE: CFBPr) on December 31, 2002.

The redemption price is equal to the $25.00 liquidation amount of each security plus all accrued and unpaid distributions per security up to the redemption date. The redemption price will be due and payable to holders of record on December 31, 2002, when distribution will cease to accrue.

CFBPr holders do not need to take any action to receive payment for the redemption of the Preferred Securities. On December 31, 2002, Commercial Federal will deposit funds with the Depository Trust Corporation (DTC) to pay the redemption price for all the Preferred Securities. The DTC will then distribute funds to its participants.

Commercial Federal Corporation (NYSE: CFB) is the parent company of Commercial Federal Bank, a $13.5 billion federal savings bank that currently operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri, and Arizona. Commercial Federal provides consumer and commercial banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, brokerage and insurance services, and Internet banking. Commercial Federal’s Web site can be accessed at www.comfedbank.com.

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